Exhibit 5.1

DLA Piper Rudnick Gray Cary US LLP The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

November 7, 2005

Anworth Mortgage Asset Corporation

1299 Ocean Avenue, Suite 250

Santa Monica, CA 90401

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Maryland counsel to Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) registering 3,500,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable under the Anworth Mortgage Asset Corporation 2004 Equity Compensation Plan, as amended (the “Plan”).

We have examined copies of the Company’s charter and bylaws, as in effect on the date hereof, the Plan, all resolutions adopted by the Company’s Board of Directors and proposals adopted by the Company’s stockholders relating to the authorization of the issuance of the Shares and such other records and documents that we have deemed necessary for the purpose of rendering this opinion. In such examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. As to factual matters material to this opinion, we have relied on statements and certificates of officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and, when issued, sold and delivered as authorized by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and no other opinion should be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA Piper Rudnick Gray Cary US LLP